Exhibit 99.1

NEWS RELEASE

Contact:    Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2014 First Quarter Financial Results

ALICE, Texas (May 14, 2014) -- Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months ended March 31, 2014.

The Company reported consolidated revenues of $109.9 million for the first quarter of 2014, compared to $109.7 million for the fourth quarter of 2013.

Selected financial information for the quarter ended March 31, 2014:

•	Gross profit increased to $27.1 million, or 24.7% of revenues, in the first quarter of 2014, compared to $25.3 million, or 23.1%, in the fourth quarter of 2013.

•
GAAP net loss attributable to common shares was $1.5 million, or $0.07 per diluted share, for the first quarter of 2014, compared to net loss attributable to common shares of $4.1 million, or $0.19 per diluted share for the fourth quarter of 2013.

•	Adjusted EBITDA totaled $19.5 million in the first quarter of 2014 as compared to $18.0 million in the fourth quarter of 2013.

* Adjusted EBITDA a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, loss on early extinguishment of debt, non-cash stock based compensation, and litigation settlement. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Overview

Forbes’ president and chief executive officer, John Crisp, stated, “On the whole, the company’s first quarter results were relatively stable with slight margin improvement compared to the preceding quarter. This margin improvement was a direct effect of management’s endeavors to control costs in our fluid logistics segment and customers’ greater demand for well completions and maintenance, which resulted in higher utilization and revenues in our well servicing segment.

Forbes Energy Services Reports 2014 First Quarter Results    Page 2

“We are encouraged by the progressive forward motion we experienced through the first quarter, and expect the associated activity level to continue at a similar pace in the second quarter and into the third quarter. We intend to continue focusing on improving our cost structure and gaining additional utilization with existing assets.”

Business Segment Results

Well Servicing Segment

In the first quarter of 2014, Well Servicing segment revenues increased $4.0 million or 6.2% to $69.1 million, compared to $65.1 million in the fourth quarter of 2013. The increase in revenues was primarily driven by an increase in total service hours for the segment. Segment gross profit totaled $16.7 million, or 24.2% of revenues, in the first quarter of 2014 compared to $15.8 million, or 24.3% of revenues, for the fourth quarter of 2013. These gross profit increases are in line with increases in revenue.

The Company recorded approximately 133,081 well service hours for the first quarter of 2014, compared to 121,324 in the fourth quarter of 2013. Capital expenditures in the Well Servicing segment for the quarter ended March 31, 2014, were approximately $2.3 million. Capital additions included one swabbing rig and related equipment, coiled tubing equipment and vehicles.

As of March 31, 2014, the Company had 168 well service rigs, nine tubing testing systems, four pump-down units and five coiled tubing spreads.

Fluid Logistics Segment

In the first quarter of 2014, Fluid Logistics segment revenues decreased $3.8 million, or 8.5%, to $40.8 million, compared to $44.6 million in the fourth quarter of 2013. The decrease in revenues was due to lower frac tank rental and truck hours. Gross operating profit for the Fluid Logistics segment totaled $10.5 million, or 25.6% of revenues, in the first quarter of 2014, compared to $9.5 million, or 21.3% of revenues, in the fourth quarter of 2013. The percentage margin increase was due to a decrease in operating expenses as management continues to focus on operating efficiencies in a challenging market.

The Company recorded 250,769 truck hours during the first quarter of 2014, compared to 268,355 hours in the fourth quarter of 2013. The Company’s heavy truck fleet totaled 612 at March 31, 2014, which included 480 vacuum trucks. Capital expenditures for the Fluid Logistics segment were approximately $3.8 million for the quarter ended March 31, 2014, which primarily consisted of the purchase of hot oil trucks.

Liquidity and Capital Resources

As of March 31, 2014, the Company had $24.2 million in unrestricted cash and $1.4 million of restricted cash. As of May 8, 2014 the Company had $32.2 million in unrestricted cash and the secured credit facility remained undrawn, except for the letters of credit in the amount of $5.9 million. The Company also had $280.0 million in aggregate face amount of 9.0% Senior Notes and $17.1 million of other notes outstanding.

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Conference Call

The Company will host a conference call to discuss its first quarter results at 9:00 a.m. Eastern Time (8:00 a.m. Central) Wednesday, May 14, 2014. To access the call, please dial 877-303-1298 and provide the Conference ID: 40109233. The conference call also will be broadcast live via the Internet and will be accessible through the "Investor Relations" page of the Company's Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until May 27, 2014. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services
Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. These statements include, in particular, statements regarding market conditions and outlook and the acquisition and benefit of new capital assets. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments of known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; domestic spending in the oil and natural gas industry; the Company's ability to maintain or improve pricing for its core services; the potential for excess capacity in the industry; and levels of competition. Additional factors that should be considered are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2014, which will be submitted for filing on or about May 14, 2014 with the Securities and Exchange Commission and posted on the Company’s Website.

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This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

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Forbes Energy Services Ltd.
Selected Statement of Operations Data (unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenues	$69,093	$50,164
Well servicing	40,818	51,574
Fluid logistics	109,911	101,738
Total revenues
Expenses
Well servicing	52,403	40,338
Fluid logistics	30,361	37,433
General and administrative	8,475	7,334
Depreciation and amortization	13,251	13,002
Total expenses	104,490	98,107
Operating income	5,421	3,631
Other income
Interest expense, net	(7,245)	(6,991)
Loss from continuing operations before taxes	(1,824)	(3,360)
Income tax benefit	(531)	(761)
Loss from continuing operations	(1,293)	(2,599)
Loss from discontinued operations, net of tax benefit of $68	—	(127)
Net loss	(1,293)	(2,726)
Preferred shares dividends	(194)	(194)
Net loss attributable to common shareholders	$(1,487)	$(2,920)
Loss per share of common stock from continuing operations
Basic and Diluted	$(0.07)	$(0.13)
Loss per share of common stock from discontinued operations
Basic and Diluted	$—	$(0.01)
Loss per share of common stock
Basic and Diluted	$(0.07)	$(0.14)
Weighted average number of shares outstanding
Basic and Diluted	21,593	21,280

Forbes Energy Services Ltd.
Selected Balance Sheet Data (unaudited)
(in thousands, except per share amounts)

	March 31,	December 31,
	2014	2013
Cash	$24,189	$26,409
Accounts receivable, net	88,676	82,209
Working capital	75,124	70,295
Other intangibles, net	24,438	25,154
Total assets	493,482	500,558
Total debt	297,142	299,640
Deferred tax liability	20,879	21,610
Shareholders' equity	119,936	121,018

Forbes Energy Services Ltd.
Selected Operating Data

	Three Months Ended March 31,
	2014	2013
Working days	64	64

Rig hours	133,081	121,324

Truck hours	250,769	268,355

Forbes Energy Services Ltd.
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net loss from continuing operations	$(1,293)	$(2,599)
Depreciation and amortization	13,251	13,002
Interest expense, net	7,245	6,991
Income tax benefit	(531)	(761)
Share-based compensation	841	750
Adjusted EBITDA from U. S. Operations	$19,513	$17,383